PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(to prospectus dated June 13, 2022)	Registration No. 333-264201

NRX Pharmaceuticals, Inc.

Prospectus Supplement No. 1 dated July 25, 2022 to the Prospectus (the “Prospectus”) dated June 13, 2022, of NRx Pharmaceuticals, Inc. (the “Company”), included in Registration Statement on Form S-3, Registration No. 333-264201 )

This prospectus supplement updates and supplements the information in the above-captioned Prospectus with respect to one of the Selling Securityholders listed in the Prospectus as described below.

The Prospectus on pages 18 and 19 under the caption “Selling Securityholders”, lists Daniel Javitt as a selling securityholder with respect to 13,102,676 shares of Company Common Stock, all of which were held through Glytech, LLC. Daniel Javitt is a co-founder of the Company and owns 100% of Glytech, LLC.  Since the date of the Prospectus, Daniel Javitt has transferred (i) 445,712 of such shares in open market transaction and (ii) 2,000,000 of such shares to the Comet 2022 Charitable Remainder Unitrust. The Prospectus now covers the offer and sale as selling securityholder (i) by the Comet 2022 Charitable Remainder Unitrust, with respect to 2,000,000 of such shares and (ii) by Glytech, LLC with respect to 10,656,964 of such shares.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and, if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

The date of this prospectus is July 25, 2022.